Exhibit 99.1

Macerich Announces Appointment of Peggy Alford to Board of Directors

SANTA MONICA, Calif., March 30, 2018 – The Macerich Company (NYSE: MAC), today announced that its Board of Directors has appointed Peggy Alford to the Board. Ms. Alford will also be nominated to stand for election to the Board at the Company's 2018 Annual Meeting of Stockholders.

The appointment of Ms. Alford as an independent director continues the Company's ongoing Board refreshment program. Ms. Alford is the sixth new director added to the Board since 2013. Ms. Alford will be filling the seat previously held by Fred Hubbell, who has resigned from the Board in order to focus on his gubernatorial campaign in Iowa. The Board thanks Mr. Hubbell for his many years of valuable service.

Ms. Alford will bring to the Macerich Board strong digital expertise and a track record of driving growth and innovation through data analytics. She currently serves as Chief Financial Officer of the Chan Zuckerberg Initiative, a philanthropic organization founded in December 2015 that brings together world-class engineering, grant-making, impact investing, policy, and advocacy work. Ms. Alford previously held a variety of senior executive positions at PayPal, Inc., including Chief Financial Officer of the Americas, Global Credit and Global Products; Senior Vice President, Head of Human Resources, People Operations and Global Head of Cross Border Trade; and Chief Operating Officer, Asia Pacific. Prior to joining PayPal, Inc., Ms. Alford worked at former eBay subsidiary, Rent.com, a national internet listing service that enables renters to find rental properties online. At Rent.com, Ms. Alford served in a variety of roles with increasing responsibilities, including President, General Manager and Chief Financial Officer.

Mason Ross, the Chairman of the Nominating and Corporate Governance Committee of Macerich, stated, "As part of our ongoing program to further enhance the Board's skills, expertise and diversity, we conducted a thorough process with the assistance of a leading search firm. Peggy is a proven executive with an outstanding track record of driving digital transformation and growth, and she has significant experience leading complex businesses. We are delighted to welcome Peggy to the Board and look forward to benefitting from her experience and fresh perspectives. The Macerich Board and management team remain focused on positioning Macerich's centers as attractive settings for retailers as the new town squares and downtowns, delivering unique experiences for shoppers and enhanced value for stockholders."

"Macerich has a leading portfolio of irreplaceable assets in the country's most desirable markets, a clear strategy to transform retail properties into high-performing destinations, and is a recognized leader in sustainability. I am honored by the opportunity to join the Macerich Board and look forward to enhancing value for the benefit of all of the Company's stockholders and other stakeholders," said Ms. Alford.

ABOUT PEGGY ALFORD
Ms. Alford currently serves as Chief Financial Officer of the Chan Zuckerberg Initiative, a philanthropic organization. Previously, she worked at PayPal, Inc. and held a variety of positions, including Chief Financial Officer of the Americas, Global Credit and Global Products; Senior Vice President, Head of Human Resources, People Operations and Global Head of Cross Border Trade; and Chief Operating Officer, Asia Pacific. Prior to joining PayPal in 2011, Ms. Alford worked at Rent.com, a national internet real estate listing service and former subsidiary of eBay Inc., where she served as President and General Manager as well as Chief Financial Officer. Ms. Alford started her career at Arthur Andersen LLP, where she spent nine years consulting, including software and internet companies. Ms. Alford received a Bachelor of Science in Accounting and Business Administration from the University of Dayton and is a licensed certified public accountant.

ABOUT MACERICH
Macerich, an S&P 500 company, is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Macerich currently owns 53 million square feet of real estate consisting primarily of interests in 48 regional shopping centers. Macerich specializes in successful retail properties in many of the country's most attractive, densely populated markets with significant presence in the Pacific Rim, Arizona, Chicago and the Metro New York to Washington, DC corridor.

A recognized leader in sustainability, Macerich has earned NAREIT's prestigious "Leader in the Light" award every year from 2014-2017. For the third straight year in 2017 Macerich achieved the #1 GRESB ranking in the North American Retail Sector, among many other environmental accomplishments. Additional information about Macerich can be obtained from the Company's website at www.macerich.com.

Forward Looking Statements
This release contains statements that constitute forward-looking statements which can be identified by the use of words, such as  "expects," "anticipates," "assumes," "projects," "estimated" and "scheduled" and similar expressions that do not relate to historical matters. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

Contacts

Jean Wood, Vice President - Investor Relations 424-229-3366; Thomas O'Hern, Senior Executive Vice President and Chief Financial Officer 310-394-6000